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                         NOTICE OF REDEMPTION OF RIGHTS

     Reference is made to that certain Rights Agreement dated April 17, 2000 (effective as of April 18, 2000), between Brunswick Technologies, Inc. (the "Company") and State Street Bank and Trust Company (the "Rights Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings ascribed to them in the Rights Agreement.

     Pursuant to Section 23 of the Rights Agreement, the Board of Directors of the Company has resolved to redeem all outstanding Rights. Such redemption became effective June 12, 2000. The Redemption Price of $.001 per Right shall be paid by check mailed on or about July 10, 2000 to all holders of Rights as of June 11, 2000, the record date for determining shareholders entitled to payment upon redemption.

Dated: June 15, 2000

                                          BRUNSWICK TECHNOLOGIES, INC.

                                          By: /s/ Martin S. Grimnes
                                            ------------------------------------
                                            Martin S. Grimnes
                                            Chairman and Chief Executive Officer